As filed with the Securities and Exchange Commission on June 17, 1999.
                                                 Registration No. 333-_________

===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          OMNI ENERGY SERVICES CORP.
           (Exact name of registrant as specified in its charter)


   LOUISIANA                 4500 NE INTERSTATE 49             72-1395273
(State or other           CARENCRO, LOUISIANA  70520        (I.R.S. Employer
jurisdiction of                (318) 896-6664               Identification No.)
incorporation or  (Address, including zip code, and telephone
 organization)    number, including area code, of Registrant's
                          principal executive offices)


                            1999 STOCK OPTION PLAN
                             STOCK INCENTIVE PLAN
                             (Full title of plans)

                               JOHN H. UNTEREKER
                           EXECUTIVE VICE PRESIDENT
                          AND CHIEF FINANCIAL OFFICER
                          OMNI ENERGY SERVICES CORP.
                             4500 NE Interstate 49
                          CARENCRO, LOUISIANA  70520
                                (318) 896-6664
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                    COPY TO:

                               MARGARET F. MURPHY
                            Jones, Walker, Waechter,
                       Poitevent, Carrere & Denegre, L.L.P.
                             201 St. Charles Avenue
                           New Orleans, LA  70170-5100
                                 (504) 582-8242

                               --------------------

                                          CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                PROPOSED          PROPOSED
                                                                 MAXIMUM           MAXIMUM          AMOUNT OF
       TITLE OF EACH CLASS OF               AMOUNT TO BE      OFFERING PRICE      AGGREGATE       REGISTRATION
     SECURITIES TO BE REGISTERED            REGISTERED(1)      PER SHARE(2)     OFFERING PRICE         FEE
---------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value per share     34,500 shares       $ 3.8130        $  131,548.50       $  36.57
                                           114,290 shares         5.0000           571,450.00         158.86
                                           501,210 shares         4.2815         2,145,930.62         596.57
                                           -------                                                  --------
                                           650,000 shares                                           $ 792.00
===============================================================================================================

(1)Consists of 150,000 shares issuable under the 1999 Stock Option Plan and 500,000 shares issuable under the Stock Incentive Plan. A total of 1,500,000 shares issuable under the Stock Incentive Plan were previously registered on Form S-8 registration number 333-49409.
   Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of a share of Common Stock reported on the Nasdaq Stock Market on June 14, 1999.

                              PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed by OMNI Energy Services Corp. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     (c)  The  Company's  Current   Report  on  Form  8-K  filed  with  the
Commission on April 29, 1999; and

     (d) The description of the Common Stock included in Item 1 of the Company's Registration Statement on Form 8-A dated November 17, 1997.

     All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Louisiana law, the Company's Articles of Incorporation contain certain provisions eliminating the personal liability of the directors and officers to the Company and its shareholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (i) a breach of a director's or officer's duty of loyalty to the Company or to its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are illegal under Louisiana law and (iv) any transaction from which he or she receives an improper personal benefit. In addition, the Articles of Incorporation provide that if Louisiana law is amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of the directors or officers shall be eliminated or limited to the fullest extent permitted by Louisiana law, as amended. These provisions pertain only to breaches of duty by directors or officers in such capacities and limit liability only for breaches of fiduciary duties under Louisiana corporate law and not for violations of other laws such as the federal securities laws.

     The Company's By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

     In addition, each of the Company's directors and executive officers has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as a director or executive officer that are in excess of the coverage provided by such insurance; provided that the director or executive officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     5    Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
          L.L.P.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).

------------

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carencro, State of Louisiana, on June 16, 1999.

                                          OMNI ENERGY SERVICES CORP.



                                          By:        /S/  ROBERT F. NASH
                                              ---------------------------------
                                                Robert F. Nash
                                                President  and  Chief Executive
                                                Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert F. Nash and John H. Untereker, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                        TITLE                      DATE
        ---------                        -----                      ----


/S/ ROBERT F. NASH        President, Chief Executive Officer    June 16, 1999
-------------------          (Principal Executive Officer)
Robert F. Nash                      and a Director


/S/ ALLEN R. WOODARD      Vice President-Marketing; Business    June 16, 1999
---------------------         Development and a Director
Allen R. Woodard


/S/ JOHN H. UNTEREKER          Executive Vice President,        June 16, 1999
----------------------          Chief Financial Officer
John H. Untereker         (Principal Financial and Accounting
                                       Officer)
                                    and a Director


/S/ DAVID A. JEANSONNE                 Director                 June 16, 1999
-----------------------
David A. Jeansonne

                                                                June 16, 1999
/S/ STEVEN T. STULL                    Director
--------------------
Steven T. Stull


/S/ CRICHTON W. BROWN                  Director                 June 16, 1999
----------------------
Crichton W. Brown


/S/ WILLIAM W. RUCKS, IV               Director                 June 16, 1999
-------------------------
William W. Rucks, IV


/S/ ROGER E. THOMAS                    Director                 June 16, 1999
--------------------
Roger E. Thomas